                                            Page 11 of 11 Pages

                              EXHIBIT 7.1

               IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
    WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

All shares are owned of record by Cornerstone Fund I, L.L.C., an Arizona limited liability company. The Foundation Companies, Inc., an Arizona corporation, is the managing member of Cornerstone Fund I, L.L.C. and, as manager, has the sole right to vote all shares of Issuer Common held by Cornerstone Fund I, L.L.C. The Foundation Companies, Inc. is a wholly-owned subsidiary of Foundation Administrative Services, Inc., an Arizona corporation, which is a wholly-owned subsidiary of The Baptist Foundation of Arizona, an Arizona corporation.